September 28, 2011

Brad Skinner

Senior Assistant Chief Accountant

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Re:

Almaden Minerals Ltd.

Form 20-F for Fiscal Year Ended December 31, 2010

Filed March 31, 2011

File No. 001-32702

Dear Mr. Skinner:

Thank you for your letter of September 15, 2011 in which you commented on our Form 20-F filing for the fiscal year ended December 31, 2011 (“the filing”), following a review.  Please find below responses to your comments according to the order in which they were itemized in your letter:

1)

Our certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 were inadvertently omitted from our filing. We will amend the filing to include the certifications.

2)

Our filing indicated the incorrect commission file number on the cover page.  We will amend the filing to include the correct commission file number.

3)

Our filing also inadvertently omitted maps showing the location and access for each material property.  We will amend the filing to include the maps.

Once again, thank you for your review of our 2010 filing.  I trust that the above amendments will satisfy the comments and concerns outlined in your letter.  We intend to amend our 2010 filing forthwith after your review.  As requested in your letter we are compelled to state that:

•

The company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

The company may not assert staff comments as a defence in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

We await your response prior to filing the amendment on EDGAR.

Yours truly,

ALMADEN MINERALS LTD.

/s/Morgan Poliquin

Morgan J. Poliquin

President, CEO and Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 20-F/A

AMENDMENT NO.1

(   )

REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

(X)

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

       For the fiscal year ended December 31, 2010

OR

(  )

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

(   )

SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report …………………………

For the transition period from _____________________ to ____________________

Commission file number 001-32702

ALMADEN MINERALS LTD.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada

(Jurisdiction of incorporation or organization)

750 West Pender Street, #1103, Vancouver, British Columbia V6C 2T8

(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class    Name of each exchange on which registered

Common Stock without Par Value                                                                                              NYSE Amex

Securities registered or to be registered pursuant to Section 12(g) of the Act.

None

(Title of Class)

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act.

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

55,500,822

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

(   ) Yes  ( X )  No

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

(   ) Yes  ( X )  No

Indicate by check mark weather the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

 ( X ) Yes  (  )  No

Indicate by check mark weather the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer (   )

Accelerated filer (   )

Non-accelerated filer ( X )

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP (   )

International Financial Reporting Standards as issued

Other (   )

by the International Accounting Standards Board (X)

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.

(    )  Item 17   (   )  Item 18

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

(   )  Yes  ( X )  No

(APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDS DURING THE PAST FIVE YEARS)

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

                                                                                          (   )  Yes  (   )  No

Explanatory Note

This Amendment No. 1 (the “Amendment”) amends the Annual Report on Form 20-F of Almaden Minerals Ltd. filed with the United States Securities and Exchange Commission on March 31, 2011. The purpose of the Amendment is to include Maps of the Company's primary properties and the Section 302 Certifications of the Company's principal executive officer and principal financial officer which were inadvertently omitted from the original filing. This amendment also corrects the Commission File Number on the Cover Page of the Annual Report.

Except as described in this Explanatory Note, this Form 20-F/A does not modify, amend or update the Form 20-F for the Fiscal Year ended December 31, 2010 or reflect events occurring after the filing of the 2010 Form 20-F.

Index to Exhibits

31.1	Certification of CEO Pursuant to Securities Exchange Act, Rules 13a-14 and 15d-14 as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of CFO Pursuant to Securities Exchange Act, Rules 13a-14 and 15d-14 as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of CEO Pursuant to the Sarbanes-Oxley Act, 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of CFO Pursuant to the Sarbanes-Oxley Act, 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURE

The Registrant hereby certifies that it meets all of the requirements for filing on Form 20-F/A and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

Almaden Minerals Ltd.

Registrant

Dated:  September 28, 2011

By     /s/Morgan Poliquin

Morgan Poliquin, CEO

CERTIFICATIONS

I, Morgan Poliquin, certify that:

1.

I have reviewed this annual report on Form 20-F/A of Almaden Minerals Ltd.;

2.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.             The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

(a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principals;

(c)           Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)           Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.             The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

(a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: September 28, 2011	/s/Morgan Poliquin
Morgan Poliquin
Chief Executive Officer

CERTIFICATIONS

I, Korm Trieu, certify that:

1.

I have reviewed this annual report on Form 20-F/A of Almaden Minerals Ltd.;

2.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.             The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and have:

(a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principals;

(c)           Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)           Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5.             The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

(a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Dated: September 28, 2011	/s/Korm Trieu
Korm Trieu
Chief Financial Officer

EXHIBIT 32.1

SECTION 906 OF THE SARBANES-OXLEY ACT

CEO CERTIFICATION

In connection with the annual report of Almaden Minerals Ltd. (the “Company”) on Form 20-F/A for the fiscal year ending December 31, 2010 as filed with the Securities and Exchange Commission on the date hereof (the “Report”),

I, Morgan Poliquin, Chief Executive Officer of  the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.

The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.

The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/”Morgan Poliquin”

Name: Morgan Poliquin

Title: Chief Executive Officer

September 28, 2011

EXHIBIT 32.2

SECTION 906 OF THE SARBANES-OXLEY ACT

CFO CERTIFICATION

In connection with the annual report of Almaden Minerals Ltd. (the “Company”) on Form 20-F/A for the fiscal year ending December 31, 2010 as filed with the Securities and Exchange Commission on the date hereof (the “Report”),

I, Korm Trieu, Chief Financial Officer of  the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.

The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.

The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/”Korm Trieu”

Name: Korm Trieu

Title: Chief Financial Officer

September 28, 2011

Almaden Minerals Ltd.
690000
695000
700000
5530000
5525000
5520000
5515000
Northing
Easting
524954
524952
524947
524948
524946
524949
517116
516743
516739
516717
524950
524945
308895
Siwash North Mining Lease
516740
516725
524944
516761
Tent Camp
516750
516733
516727
516759
516781
516731
516757
516755
517046
519105
516732
N
UTM NORTH
Roads
Creeks, Lakes
517116
Claim Outline, Record No.
0
1
2
Kilometres
UTM ZONE 10 NAD83
ALMADEN MINERALS LTD.
ELK PROPERTY
Similkameen Mining Division
NTS 92H/16W, B.C.
CLAIM
LOCATION MAP
Drawn by WJ
March 2007
PLATE

Tijuana
Ensenada
Hermosillo
Chihuahua
Monterrey
La Paz
MEXICO
Caballo Blanco Property
Cancun
Guadalajara
Veracruz
Mexico City
Acapulco
Oaxaca
Tapachura

Approximate Current Claim Outline
19.8 °
19.6 °
CALDERA

Almaden Minerals

ALMADEN MINERALS LTD.
Tuligtic Project

Date:22/3/2011

Author:

Office:

Drawing:

Scale: 1:250000

Projection: Custom Projection

0 5 10
kilometres

760000 m E
765000 m E
770000 m E
2185000 m N
2180000 m N
2175000 m N
2170000 m N
Caballo Blanco VI
Reduce
Caballo Blanco IV
Caballo Blanco VI
Reduce
Reyna Negra III
Caballo Blanco VII
Caballo Blanco VIII
Reyna Negra II
Caballo Blanco I
Caballo Blanco II
Reduce
Reyna Negra IV
Caballo Blanco III
Reduce
0 1 2
Kilometres
Scale: 1:75,000
Minera Gavilan, S.A. de C.V.
Proyecto Caballo Blanco
Actopan, Veracruz
Claim
Claim Reduction